EX-99.CODE ETH

Code of Ethics

Adopted January 2002

Revised April 2021

Revised August 2021

Revised December 2022

Revised December 2023

Revised January 2024

Revised November 2024

Table of Contents

INTRODUCTION	3
DEFINITIONS	3
FIDUCIARY DUTIES	6
INSIDER TRADING	7
Identifying Insider Information	7
Expert Networks	8
PERSONAL TRADING	9
Employee Investment Accounts	9
Preclearance & Trading	9
Preclearance Rules	10
Exempted Transactions	11
Reporting	13
ADMINISTRATION & SANCTIONS	14
Sanctions	14
Annual Report	16
CONFLICTS OF INTEREST	16
Gifts & Entertainment	16
Political Contributions	17
Outside Business Activities	18
PROHIBITED ACTIVITIES	19
ELECTRONIC COMMUNICATIONS	20
WHISTLEBLOWER PROVISION	20
CLIENT CONFIDENTIALITY	21

INTRODUCTION

Rule 201A-1 of the Investment Advisors Act of 1940 (“Advisors Act”) requires all investment advisors registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that establish standards of conduct and ensure compliance with federal securities laws. Johnson Investment Counsel, Inc. (“JIC”) is a registered investment advisor under the Advisors Act and has adopted this Code of Ethics (“Code”), which outlines the standards of business conduct required of Access Persons. Additionally, as an advisor to regulated investment companies, JIC adopts this code in accordance with Rule 17j-1 of the Investment Company Act of 1940, as amended.

Access Persons are expected to adhere to the highest ethical standards. Consequently, this Code establishes obligations that go beyond those required by applicable laws and regulations, serving as a minimum standard of conduct. Access Persons must also act in accordance with their fiduciary duty to JIC’s clients. Therefore, mere compliance with the Code does not absolve an Access Person from liability if their actions violate this fiduciary duty. If an Access Person is uncertain about the intent or purpose of any provision of the Code, or whether a proposed action aligns with their fiduciary duty, they should consult the Chief Compliance Officer (CCO) or a member of the Compliance Team.

DEFINITIONS

1.	“Access Person” means any interested directors/trustee, officer, employee, or advisory person (as defined below) of any of the Johnson Companies.

2.	“Advisory Person” means

●	any employee of any of the Johnson Companies who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a Security by any of the Johnson Companies; or

●	any employee of any of the Johnson Companies whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security by any of the Johnson Companies; or

●	any natural person in a control relationship to any of the Johnson Companies who obtains information concerning recommendations with regard to the purchase or sale of a Security by any of the Johnson Companies.

3.	“Beneficial ownership” will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. For purposes of this Code, “beneficial ownership” includes, but is not limited to, Securities held by members of a person’s immediate family sharing the same household and Securities over which a person has discretionary authority outside of his ordinary course of business.

4.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting Securities of the company shall be presumed to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

5.	“Employee” means any person employed by any of the Johnson Companies.

6.	“Disinterested trustees” means trustees of Johnson Mutual Funds Trust who are not employees of any of the Johnson Companies and who are not advisory persons, as defined above.

7.	“Disinterested directors” means directors of Johnson Trust Company who are not employees of any of the Johnson Companies and who are not advisory persons, as defined above.

8.	“Fund” means any series of shares of Johnson Mutual Funds Trust.

9.	“Expert Network” means a person with prior experience and relevant insights into a particular company or industry but is not a current employee of the discussed company and is not an employee of a broker-dealer or independent research provider.

10.	“Insider” means the officers, directors, and employees of a company, although the concept of an “insider” is broad. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, any of the Johnson Companies may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

11.	“Investment Team” means employees of the Johnson Companies responsible for the research, review and firm-wide recommendations with respect to the purchase or sale of a Security by any of the Johnson Companies.

12.	“Material information” means information for which there is a substantial likelihood that a responsible investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. Trading on insider information is not a basis for liability unless the information is material.

13.	“Non-public information” means information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the United States Securities and Exchange Commission (“SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, would be considered public.

14.	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participating in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as “Security”, or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term “Security” shall not include transactions and holdings in direct obligations of the Government of the United States; money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of other types of mutual funds, unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; currencies.

15.	“Executive Team” means the senior leadership team of the Johnson Companies.

16.	“Non-approved Securities” means securities that are not included in a Johnson Companies model portfolio or are not approved by the Investment Team.

FIDUCIARY DUTIES

JIC’s primary objective is to provide value through investment advisory and financial services to a diverse array of clients, including governments, corporations, financial institutions, high-net-worth individuals, pension funds, and retail clients. This Code of Ethics establishes a fundamental principle: all employees, interested directors/trustees, officers, and associated investment advisers, must prioritize the interests of the firm’s clients above their own personal interests at all times.

To uphold this principle, all employees are expected to:

●	Conflicts of Interest: Exercise caution to prevent any actual or potential conflicts of interest in personal securities transactions.

●	Annual Acknowledgment: Attest annually to confirm your understanding and adherence to this Code of Ethics.

●	Compliance Review: Ensure that all personal securities transactions are reviewed for compliance, considering both the letter and spirit of this Code.

●	Fiduciary Duty: Recognize that technical compliance with this Code does not exempt you from your fiduciary duties or professional responsibilities.

●	Transaction Approval: When seeking approval for personal investments, evaluate not only the specific facts surrounding the transaction but also its potential appearance to ensure alignment with the firm’s ethical standards.

All employees of the Johnson Companies must comply with all applicable laws, rules, and regulations governing their professional, financial, or business activities, while adhering to this Code of Ethics. It is crucial to prioritize the interests of clients above all else, acknowledging that all research and investment knowledge belong to the firm and its clients, not to the individual employee.

Confidentiality is paramount; employees must preserve the confidentiality of all information communicated by clients and any information obtained in the course of their fiduciary duty, except in cases involving illegal activities by the client. Moreover, employees should exercise care and good judgment to maintain independence and objectivity when interacting with issuers of securities and other business contacts.

JIC requires that all dealings on behalf of existing and prospective clients be conducted with honesty, integrity, and high ethical standards, adhering to both the letter and spirit of applicable laws and regulations.

As fiduciaries, all employees owe clients a duty of undivided loyalty and must act accordingly. It is essential to avoid situations where the advice or services provided to clients could be perceived as driven by self-interest. Since no set of rules can anticipate every possible situation, employees are encouraged to seek guidance from the CCO or members of the Compliance department when uncertain about how to adhere to these rules.

JIC’s fiduciary responsibilities extend to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development, and personal investing activities. These obligations include the duty to avoid material conflicts of interest and, if such conflicts are unavoidable, to provide full and fair disclosures to clients, maintain accurate books and records, and manage employees appropriately. Further details on these concepts are provided in the sections that follow.

Any violations of this Code must be reported promptly to the CCO or a member of the Compliance department.

INSIDER TRADING

The Johnson Companies prohibit any Access Person from trading, whether personally or on behalf of others (such as Funds and private accounts managed by JIC), based on material non-public information, or from communicating such information to others in violation of the law. This practice is commonly referred to as “insider trading.” This policy applies to all Access Persons and extends to activities both within and outside their duties at any of the Johnson Companies. Disinterested trustees and directors must also consider insider trading issues when conducting personal trades.

While the term “insider trading” is not explicitly defined in federal securities laws, it generally refers to trading in securities using material non-public information (regardless of whether one is classified as an “insider”) or communicating such information to others.

Although insider trading law is evolving, it is generally understood to prohibit:

●	Trading by an insider while in possession of material non-public information.

●	Trading by a non-insider while in possession of material non-public information that was disclosed in violation of an insider’s duty of confidentiality or was misappropriated.

●	Communicating material non-public information to others.

Identifying Insider Information

Before trading for yourself or others, including investment companies or private accounts managed by JIC, regarding any securities information, consider the following questions:

1.	Is the information material? Would an investor find this information important in making investment decisions? Would it substantially affect the market price of the securities if disclosed?

2.	Is the information non-public? To whom has this information been disclosed? Has it been effectively communicated to the marketplace through reputable sources like Reuters, The Wall Street Journal, or other widely circulated publications? Additionally, Research Analysts should not use research from “Business Intelligence” firms, “Political Intelligence” firms, or “Expert Networks” without prior approval from the CCO.

Expert Networks

Employees in the Research department may access the Tegus Transcript Library through JIC’s paid subscription without needing pre-clearance from the CCO. However, contact with Expert Networks is strictly limited to interactions through the Tegus Transcript Library. Any communication or engagement outside of this library requires prior approval from the CCO.

While the Tegus Transcript Library is designed to comply with legal and regulatory requirements, including avoiding the inclusion of Material Non-Public Information (MNPI), users must exercise caution when reviewing its contents. Tegus implements safeguards to minimize the risk of non-compliance, but it is the responsibility of users to verify the public availability and legality of any information before using it to inform investment decisions.

If it is believed that information from the Tegus Transcript Library is material and non-public, or if there is any doubt about its status, the following steps should be taken:

1.	Report Immediately: The user should notify the CCO without delay.

2.	Refrain from Trading: The user must not purchase or sell securities for themselves or on behalf of others, including investment companies or private accounts managed by JIC.

3.	Limit Communication: The user should not disclose the information to anyone inside or outside of the Johnson Companies, except for the CCO. The user must ensure that any material non-public information is secured, and access to computer files containing such information should be restricted.

4.	Await Guidance: Once the CCO has reviewed the issue, the user will receive instructions on whether to maintain the prohibitions on trading and communication, or if they may proceed.

If there is still uncertainty about whether the information is material or non-public, or if there are any unresolved questions regarding these procedures or the appropriateness of the user’s actions, the user must consult with the Executive Team of JIC before taking any action, including trading or communicating the information.

PERSONAL TRADING

The following procedures are established to help officers, interested directors/trustees, and employees of the Johnson Companies prevent, detect, and address prohibited activities. All individuals must adhere to these procedures to avoid serious sanctions, including dismissal, personal liability, and criminal penalties.

Employee Investment Accounts

1.	Personal Accounts - Subject to disclosure and pre-clearance requirements, Access Persons may open and maintain Personal Accounts with Charles Schwab supported by MCO through a direct electronic feed. This includes accounts held by family members residing in the same household, as well as accounts where anyone in the household holds a Power of Attorney with trading authority or serves as a Trustee.

On a case-by-case basis, compliance may approve certain accounts not held at Charles Schwab. Compliance must still receive quarterly statements for each of these accounts, regardless of whether they are Managed or Personal Accounts.

2.	Managed Accounts – A managed account is defined as an investment account overseen by a professional investment manager on behalf of an individual. In this arrangement, the investment manager has the discretion to make investment decisions without needing to consult the account holder for each transaction. Managed accounts may be exempt from preclearance requirements if they are managed on a discretionary basis by a registered investment adviser who makes trades without requiring approval from the account holder. However, prior approval from the CCO is still necessary to establish a managed account outside of JIC, and a quarterly certification along with submitted statements is required.

Preclearance & Trading

Before executing any trades, employees must submit a pre-clearance request through the MCO system (if preclearance is required). A reply email from MCO will serve as proper authorization to proceed with the trade. It’s important to note that pre-clearance requests are valid only for the day they are submitted. Approval may be delayed or denied if there is an active order from the trading desk that could have a market-moving impact.

Employees must conduct personal trading activities lawfully and responsibly, adopting long-term investment strategies aligned with their financial resources and goals. The Johnson Companies discourage short-term trading strategies, as they carry a higher risk of regulatory scrutiny.

Excessive or inappropriate trading that interferes with job performance or compromises the duty to clients will not be tolerated.

The Compliance department will monitor the frequency of personal trading, and employees who engage in excessive trading may face restrictions on the number of trades, as determined by the CCO. Speculative trading in options or futures contracts in employee personal accounts is prohibited unless approved by the CCO.

A Portfolio Manager or their support staff may not trade on the same day as one of their clients. Any member of a Portfolio Management team must confirm that their Portfolio Manager(s) do not plan to trade the same securities on the same day and are not in discussions with clients regarding those securities.

Employees should not spend working hours researching personal investments which they know do not meet the parameters of the JIC list of approved securities. Violation of this rule is subject to sanctions, disgorgement of profits, and/or termination of employment, at the discretion of CCO and Executive Team.

Preclearance Rules

Type of Security	Details	Pre-Clearance	Prior Approval needed from CCO
Mutual Funds (MF’s)	All MF’s (including Johnson MF’s)
Exchange-Traded Funds (ETF’s)	All ETF’s
Stocks included in the S&P 500	Trades of stocks in the S&P 500 with purchase/sold amount > $500,000
Stocks NOT included in the S&P 500	Trades of stocks NOT in the S&P 500 with purchase/sold amount > $100,000

Type of Security	Details	Pre-Clearance	Prior Approval needed from CCO
Bonds (Corporate & Muni)	Trades of corporate and muni bonds with purchase/sold amount > $500,000
Options included in the S&P 500	Trades of options on securities in the S&P 500 with the number of contracts purchased/sold > 50
Options NOT included in the S&P 500	Trades of options on securities in NOT in the S&P 500 with the number of contracts purchased/sold > 10
Private Limited Offerings	Limited offerings such as private equity funds, venture capital funds, and private placements
Unit Investment Trusts (UIT’s)	All UIT’s

Investments in Initial Public Offerings (IPO’s): Access Persons are prohibited from investing in unrestricted, equity IPOs available to clients due to limited share availability and potential conflicts with Funds or JIC’s managed accounts. If an IPO investment is approved, the CCO will document the approval and its rationale.

Exempted Transactions

Certain transactions are exempt from the preclearance and/or reporting requirements due to their nature, low risk of conflict, or lack of material impact on investment decisions. These exemptions apply to specific types of securities transactions, including those involving U.S. Government obligations, money market instruments, and corporate actions, as well as transactions where the Access Person has no direct involvement or prior knowledge. The following outlines the key categories of exempted transactions.

1.	No Knowledge Transactions - Securities transactions where the Access Person has no prior knowledge before completion. Examples include:

●	Transactions by a trustee of a blind trust

●	Discretionary trades in a managed account

●	Trades in a Schwab Intelligent Portfolio account where the Access Person is not consulted or informed before execution

These transactions are exempt from preclearance requirements but still need to be reported.

2.	Certain Corporate Actions - Any acquisition of securities through:

●	Stock dividends

●	Dividend reinvestments

●	Stock splits

●	Reverse stock splits

●	Mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions

These actions are generally applicable to all holders of the same class of securities.

3.	Rights Transactions - The purchase of securities effected upon the exercise of rights issued by an issuer on a pro-rata basis to all holders of a class of its securities, provided such rights were acquired directly from the issuer. This also includes the sale of such rights.

4.	Accounts with No Direct or Indirect Control - Purchases or sales of securities affected in any account over which the Access Person has no direct or indirect influence or control. See Managed Accounts above.

These transactions are exempt from preclearance requirements but still need to be reported.

5.	Direct Obligations of the U.S. Government and Other Instruments - Any transaction involving:

●	Direct obligations of the U.S. Government

●	Currencies

●	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments

●	Shares of money market funds

These transactions are exempt from preclearance and reporting requirements.

Reporting

1.	Initial and Annual Holdings Reports - New Access Persons shall submit a report of their personal security holdings, in which they have direct or indirect beneficial ownership, to the CCO or their designee no later than ten (10) days after becoming an Access Person. This report must also include information about any accounts holding securities for the direct or indirect benefit of the Access Person as of the date they became an Access Person. This includes accounts held by family members residing in the same household, as well as accounts where anyone in the household holds a Power of Attorney with trading authority or serves as a Trustee. The initial holdings report must be current as of a date no more than 45 days prior to when the person became an Access Person.

Existing employees are required to provide an annual holdings report on or before February 14th of each year. This report must be current as of December 31st, which is within 45 days of the submission deadline.

Both initial and annual holdings reports must include the following information: the title and type of security; the applicable exchange ticker symbol or CUSIP number; the number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; the name of any broker, dealer, or bank with which the Access Person maintains an account for the direct or indirect benefit of the Access Person; and the date the report is submitted. This report should be completed through MCO.

2.	Quarterly Transaction Reporting - Each Access Person must submit a quarterly report to the CCO or their designee, detailing all transactions involving reportable securities in which they have direct or indirect beneficial ownership. This includes accounts held by family members residing in the same household, as well as accounts where anyone in the household holds a Power of Attorney with trading authority or serves as a Trustee. This report should be completed through MCO. In addition to listing trades, the report must include information about any accounts established by the Access Person where securities were held for their benefit during the quarter. The report must be submitted no later than thirty (30) days after the end of the calendar quarter in which the transactions occurred. An Access Person does not need to report transactions for accounts over which they have no direct or indirect influence or control.

At a minimum, the quarterly transaction report must include the date of the transaction, the title of the security (including the exchange ticker symbol or CUSIP number, interest rate, and maturity date if applicable), the number of shares, and the principal amount of each reportable security involved. Additionally, it should specify the nature of the transaction (e.g., purchase, sale, or other acquisition or disposition), the price of the security at the time of the transaction, the name of the broker, dealer, or bank involved, and the date the Access Person submits the report.

ADMINISTRATION & SANCTIONS

The CCO or their designee will review the reports submitted by Access Persons to determine if any violations of this Code, the Act, or related regulations have occurred. This review may include, but is not limited to:

●	Assessing whether the Access Person adhered to required internal procedures, such as pre-clearance.

●	Evaluating whether the Access Person is trading in the same securities for their own account as they are for clients, and if so, whether clients receive terms as favorable as those the Access Person receives.

●	Periodically analyzing the Access Person’s trading for patterns that may indicate abusive practices, including market timing.

●	The CCO or their designee will report any material violations to the Executive Team and the relevant Boards of Trustees/Directors.

Sanctions

The CCO, the Executive Team, and/or the applicable Boards of Trustees/Directors may impose sanctions deemed appropriate for any individual who materially violates the Code of Ethics or engages in conduct that, while technically compliant, is part of a plan or scheme to evade the provisions of the Code.

Generally, the guidelines for violations occurring within a calendar year will be as follows:

1st Violation	●	Verbal warning
	●	Meeting with the CCO to discuss
	●	Re-sign Code
2nd Violation (within 12 months of the first violation:	●	Fine of no less than 1% of base salary or as otherwise determined by the CCO and/or Executive Team
	●	Meeting with the Executive Team to discuss
	●	Re-sign Code

3rd Violation (within 12 months of the second violation)	●	Fine of no less than 2% of base salary or as otherwise determined by the CCO and/or Executive Team
	●	Meeting with the Executive Team to discuss
	●	Prohibition from trading personally for six months except to close out current positions
	●	Re-sign Code

In addition to any other sanctions that may be imposed, the CCO or their designee may require an individual who has committed a trading-related violation to reverse the trade in question and forfeit any profit or absorb any loss from the trade. For example, if a portfolio manager or their support staff trades on the same day as a client and receives a better price, they may be required to return the difference between the price they received and the price the client received.

The Executive Team may impose additional sanctions for repeated failures by an Access Person to submit quarterly or annual information in a timely manner. This may include a daily fine ranging from $10 to $500 for each day the Access Person fails to submit the required information. The amount of the daily fine will be determined at the sole discretion of the Executive Team, taking into consideration factors such as:

●	The timeliness of the Access Person’s past submissions

●	The seniority of the Access Person

●	The base salary and total income level of the Access Person

●	Any extenuating circumstances

Depending on the severity of the trading-related violation or in the event of a non-trading violation of this Code, sanctions may include, but are not limited to, any combination of the following:

●	A letter of caution or warning

●	Suspension of personal trading rights

●	Reduction in salary

●	Suspension of employment (with or without compensation)

●	Termination of employment for cause

●	Referral to the Securities and Exchange Commission

Failure to comply with the CCO’s or their designee’s requirement to reverse a trade or to adhere to other imposed sanctions may result in additional penalties. If the conduct of the CCO, their designee, or Executive Team is under review, the remaining team members may designate a substitute member to evaluate the conduct of the individual in question.

Annual Report

Annually, the CCO will submit a report to the Board of Trustees/Directors of the Johnson Companies. This report will detail any material issues that have arisen under the Code of Ethics since the last report, including, but not limited to, significant violations of the Code and any sanctions imposed. Additionally, the report will certify that procedures have been adopted and followed to prevent Access Persons from violating the Code of Ethics.

CONFLICTS OF INTEREST

A “conflict of interest” exists when your interests may be contrary to those of our clients. Such conflicts can arise if you take actions or have business, financial, or other interests that hinder your ability to perform your work objectively and effectively.

Conflicts can occur in many common situations, even with best efforts to avoid them. This code does not aim to identify every possible conflict of interest. Compliance with specific procedures does not absolve you from liability for personal trading or other conduct that may violate your fiduciary duties to clients. You are encouraged to seek clarification and discuss any potential conflicts. Questions about conflicts of interest should be directed to a manager, CCO, or any member of the compliance team.

The following areas highlight common types of conflicts of interest and the associated procedures, though this list is not exhaustive. Any concerns regarding conflicts should be communicated to a manager, the CCO, or a compliance team member.

Gifts & Entertainment

No employee may accept or receive, for themselves or on behalf of any Johnson Companies, any gift or accommodation valued in excess of $200 (the de minimis amount) from any vendor, broker, public company, securities salesman, client, or prospective client (collectively referred to as "business contacts"). Cash gifts or cash equivalents are strictly prohibited, regardless of the amount. This prohibition also applies to gifts received by an employee’s family or household members.

Any gifts or accommodations that exceed these limits must be submitted to the CCO for prior approval. The CCO will maintain documentation of all requests and the resulting approvals or denials. Additionally, no employee may give gifts or accommodations on their own behalf or on behalf of any Johnson Company to a business contact if such gifts could be perceived as an improper attempt to influence the recipient. These policies do not prohibit normal business entertainment.

Payments for entertainment or meals are considered gifts if the employee is not accompanied by the person purchasing them, and they are subject to the rules outlined above. Acceptance of meals and entertainment is generally permitted when the host is present. However, particularly lavish entertainment or entertainment occurring with excessive frequency is inappropriate and should be declined.

Reasonable one-on-one entertainment, such as golf outings, sporting events, and concerts near the Johnson offices, is allowed. However, any entertainment deemed in poor taste or that adversely reflects on the morals or judgment of those attending is considered inappropriate and should also be refused.

Receipt of any gift or entertainment must be reported to the Compliance department by completing the “Report a Gift or Entertainment Received” form in MCO, available on the home page. For any requests for exceptions from the CCO, please use the “CCO Exception Request” form (also available on the home page). If you have any questions, contact a member of the Compliance department.

Political Contributions

SEC regulations limit political contributions to covered government officials by employees of investment advisory firms. The SEC’s “Pay-to-Play” Rule 206(4)-5 prohibits advisors from receiving any compensation for providing investment advice to a government entity for two years following a contribution made by the advisor or one of its covered associates. The two-year timeout is triggered by a political contribution to an official of a government entity, starting from the date of the contribution.

The Rule permits contributions of up to $350 per person for any election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per person for any election to an official or candidate for whom the individual is not entitled to vote. Additionally, many U.S. cities, states, and other government entities have adopted their own regulations that further restrict political contributions from associates of investment management firms seeking to provide services to government entities.

Prior to employment, you are required to disclose all political contributions made in the past two years to Human Resources. During your employment, you must obtain approval from Compliance through MCO by completing the "Political Contribution Pre-Clearance" form, available on the MCO home page. If you are requesting an exception from the CCO, please submit the "CCO Exception Request" form (also available on the home page). If you have any questions, please contact a member of the Compliance department before making any personal political contributions.

Outside Business Activities

You may pursue other interests on your own time as long as the activity does not conflict with, interfere with, or reflect negatively on your job duties or our clients. Full-time employees should consider their position their primary employment.

Before starting employment, all outside business activities (OBAs) must be disclosed to Human Resources. During employment, and prior to engaging in any new business activity, you must complete and submit an OBA request in MCO (click on “Outside Business Activity Approval” under submissions on the home page). You are responsible for notifying Compliance of any material changes to your OBAs and must review, update, and certify your OBA activities quarterly. Applicable OBAs must be disclosed on registered employees’ Form U4, and if applicable, Form ADV Part 2A and related schedules, as well as the respective Part 2B. OBAs that require review and approval include, but are not limited to:

●	Employment or compensation by any other entity

●	Engagement in any other business, including part-time, evening, or weekend employment

●	Serving as an officer, director, partner, or in a similar capacity for any other entity

●	Ownership interest in any non-publicly traded company or other private investments

●	Any public speaking or writing activities

●	Service on the Board of Directors or Board of Trustees of a publicly traded company, especially if that company’s stock is held or intended to be held by any of the Johnson Companies or their clients, is also subject to scrutiny. Those serving on such boards must refrain from making investment decisions regarding that company.

●	Employees who are members of investment clubs must adhere to SEC regulations. They should be aware of which securities JIC is monitoring for potential purchase or sale and must abstain from voting on those securities without additional information.

All Limited/Private Investments must be reported to the Compliance department by completing the “Personal Trade Pre-Clearance” form in MCO (under other submissions, Private Investment), available on the home page. Please upload the operating agreement to your pre-clearance request. For any requests for exceptions from the CCO, please use the “CCO Exception Request” form (also available on the home page). If you have any questions, contact a member of the Compliance department.

The provisions of this Section shall not apply to disinterested trustees/directors.

PROHIBITED ACTIVITIES

Each Access Person of any of the Johnson Companies shall not:

●	commit any acts of fraud against clients or the firm in any manner, including employing any device, scheme, or artifice intended to deceive.

●	make any untrue statements of material fact, nor omit material facts that would make any statement misleading. Full disclosure is essential in all communications with clients.

●	favor the interests of one client over another, ensuring that all clients are treated equitably without preferential treatment.

●	engage in any manipulative practices concerning clients or securities, including price manipulation or any conduct that operates or would operate as a fraud or deceit.

●	profit personally, directly or indirectly, from nonpublic knowledge about securities or transactions. Confidential information must be safeguarded and used only in accordance with firm policies.

●	participate in or assist with any acts that violate applicable laws, rules, and regulations governing professional activities.

●	present material prepared by others without proper acknowledgment of the source, except for factual information from recognized financial and statistical reporting services.

●	make statements that misrepresent the services provided by the firm, the qualifications of the firm or its employees, or the expected performance of any investment.

●	undertake independent practice that competes with the firm without obtaining written consent from both the manager and the individual for whom services are being provided.

●	purchase non-approved securities in client accounts without prior client authorization, which must be documented appropriately.

These provisions shall not apply to disinterested trustees and disinterested directors (“disinterested trustees/directors”).

ELECTRONIC COMMUNICATIONS

Rule 204-2(a)(7) of the Advisors Act requires JIC to preserve all written communications, including electronic communications, related to recommendations, advice, receipt or disbursement of funds, and order executions. The SEC has clarified that electronic communications are subject to regulatory supervision and record-keeping requirements.

The CCO and/or their designee is responsible for implementing and periodically testing these policies. They may delegate monitoring to internal personnel or external consultants.

The CCO and/or their designee will monitor all electronic communications, including personal ones, sent or received from JIC’s system. Supervised Persons are prohibited from texting clients from personal devices but can use the Zoom text feature. All communications on JIC’s system are the property of JIC and are subject to review.

To comply with SEC requirements, emails are electronically stored and retrievable via Global Relay, which meets regulatory standards for monitoring and archiving. The CCO and/or their designee will periodically conduct random audits of electronic communications sent and received through JIC.

WHISTLEBLOWER PROVISION

Under the SEC Whistleblower Provision, employees of Registered Investment Advisors (RIA) firms are encouraged to report violations of federal securities laws, such as fraud, insider trading, and other misconduct that may occur within the firm or across the financial markets. The provision is designed to incentivize individuals to report violations while offering protections and rewards for doing so.

Employees should report any violations that they believe involve misconduct under federal securities laws. Examples of violations include:

●	Fraudulent practices, such as misleading clients or misrepresenting financial information.

●	Insider trading, or using material non-public information for personal gain.

●	Conflicts of interest, such as undisclosed financial interests in investments.

●	Misappropriation of funds or assets.

●	Violations of fiduciary duties or failure to comply with SEC regulations.

Employees are encouraged to report violations first through the firm’s Compliance department. This internal reporting allows the firm to address and investigate any potential issues. However, if the employee feels that the firm is not adequately addressing the concern, they may report the issue directly to the SEC.

If you become aware of a violation of the Code, you must promptly report the apparent or suspected violation to the CCO. All reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Reports may be submitted anonymously through MCO (click on “Report a Compliance Issue Anonymously” under submissions on the home page) if you prefer.

If the CCO is involved in the violation or is unreachable, you may report the violation to a member of the Executive Team. Retaliation against anyone who reports a violation is strictly prohibited and constitutes a further violation of the Code.

CLIENT CONFIDENTIALITY

Any personal client information is strictly confidential and must not be used or shared with anyone outside the firm. Violating this confidentiality may result in disciplinary action, up to and including termination.